EXHIBIT 8.1

                                                         280 Trumbull Street
                                                         Hartford, CT 06103-3597
                                                         Main (860) 275-8200
                                                         Fax (860) 275-8299

                                                         November 2, 2005

Capital Benefits, LLC
2015 A Osborne Road
St. Mary's, GA 31558

      Re: Federal Tax Opinion  Exhibit 8.1 to  Registration  Statement on
          Form S-1 (File No. 333-98651)

Dear Ladies and Gentlemen:

This is an opinion which you have requested as to the federal income tax consequences set forth in the section entitled "Material Tax Consequences" of the prospectus ("Prospectus"). We hereby confirm that the discussion under "Material Tax Consequences" is this firm's opinion as set forth in the Form S-1 Registration Statement for Capital Benefits, LLC (the "Fund") filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended. The Fund, a Florida limited liability membership, proposes to issue and sell up to $100,000,000 aggregate principal amount of Units of limited liability membership interests ("Units") in the Fund as set forth in the Operating Agreement of the Fund attached as Exhibit B to the Prospectus.

We have been retained to represent AmeriFirst Financial Services, Inc. (the "Manager") and the Fund in connection with the offering of the Units. We have not represented the members or any other party in connection with the preparation of this opinion or the offering of securities by the Fund.

The opinions expressed in this letter are based solely upon current law, including the Internal Revenue Code of 1986 (the "Code") as amended, the applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change or modification at any time.


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No opinion is expressed with respect to Federal or state securities laws, state and local taxes, and Federal income tax issues other than those discussed in the Prospectus, or any other Federal or state laws, not discussed therein.

                                                     Very truly yours,

                                                     ROBINSON & COLE LLP

                                                     By /s/ Richard Tomeo
                                                        ------------------------
                                                        Richard Tomeo, a Partner